Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Inari Medical, Inc.

at

$80.00 per share in cash

pursuant to the Offer to Purchase

dated January 17, 2025

by

Eagle 1 Merger Sub, Inc.

a wholly owned subsidiary of

Stryker Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 18, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 17, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Eagle 1 Merger Sub, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Stryker Corporation, a Michigan corporation (“Parent”), to act as the information agent (the “Information Agent”) in connection with Offeror’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Inari Medical, Inc., a Delaware corporation (“Inari”), for $80.00 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 17, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.

The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included IRS Form W-9 and instructions providing information relating to federal income tax backup withholding. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.

Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Equiniti Trust Company, LLC, the depository for the Offer (the “Depository”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

4.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Inari’s Solicitation/Recommendation Statement on Schedule 14D-9, dated January 17, 2025.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 18, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 6, 2025, by and among Parent and Inari and, from and after its execution and delivery of a joinder thereto on January 7, 2025, Offeror (as may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides that, among other things, as soon as practicable following the time the Offeror accepts tendered Shares for payment (the “Offer Acceptance Time”), Offeror will merge with and into Inari (the “Merger”), with Inari continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares (i) owned by Inari or any wholly owned subsidiary of Inari as treasury stock or otherwise, (ii) owned, directly or indirectly, immediately prior to the Merger Effective Time, by Parent or Offeror or any wholly owned subsidiary of Parent, or (iii) owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be cancelled and converted into the right to receive the Offer Consideration. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Board of Directors of Inari (the “Inari Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Inari and its stockholders; (ii) duly authorized and approved the execution, delivery and performance by Inari of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time; (iv) declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (v) recommended that Inari’s stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer. Inari has been advised that all of its directors and executive officers currently intend to tender, or cause to be tendered pursuant to the Offer, all of their transferrable Shares held of record and beneficially owned by such persons immediately prior to the expiration of the Offer. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

Offeror will not pay any fees or commissions to any broker, dealer or any other person (other than to the Information Agent and the Depository as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

Parent will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (as defined below) (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request) in lieu of a Letter of Transmittal, and any other documents required by the Letter of Transmittal or any other documents as may customarily be required by the Depository, should be sent to the Depository, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, OFFEROR, THE INFORMATION AGENT OR THE DEPOSITORY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.